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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

AGREEMENT, effective as of the 4th day of September, 2001 by and between i3 MOBILE, INC., a Delaware corporation with principal executive offices at 181 Harbor Drive, Stamford, Connecticut 06902 ("i3 Mobile"), and SHARI LEVENTHAL, residing at 1373 Garden Road, Weston, Florida 33326 ("Leventhal").

                              W I T N E S S E T H :

WHEREAS, i3 Mobile is desirous of employing Leventhal as Senior Vice President, Marketing of i3 Mobile and Leventhal is desirous of serving in such capacity for i3 Mobile, all upon the terms and subject to the conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment

i3 Mobile agrees to employ Leventhal, and Leventhal agrees to be employed by i3 Mobile, upon the terms and subject to the conditions of this Agreement.

2.  Term

The employment of Leventhal by i3 Mobile as provided in Section 1 will be for a period of two (2) years commencing on the date hereof, unless sooner terminated as hereinafter provided (the "Term"), and shall automatically renew from year to year thereafter unless either party gives at least ninety (90) days prior written notice of termination. Leventhal understands and accepts that all terms contained herein are subject to the formal written ratification and approval of the Compensation Committee and/or the Board of Directors of i3 Mobile.

3.  Duties; Best Efforts; Indemnification

Leventhal shall serve as Senior Vice President, Marketing of i3 Mobile and shall perform, subject to the policy directions of the President and Chief Executive Officer and the Board of Directors of i3 Mobile, such duties as are customarily performed by the Senior Vice President, Marketing. Leventhal shall also have such other powers and duties as may be from time to time prescribed by the President and Chief Executive Officer or the Board of Directors of i3 Mobile, provided that the nature of Leventhal's powers and duties so prescribed shall not be inconsistent with Leventhal's position and duties hereunder.

Leventhal shall devote her business time, attention and energies to the business and affairs of i3 Mobile, shall use her best efforts to advance the best interests of i3 Mobile and shall not, during the Term, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary

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advantage, that will interfere with the performance by Leventhal of her duties hereunder or Leventhal's availability to perform such duties or that will adversely affect, or negatively reflect upon, i3 Mobile.

Subject to the provisions of i3 Mobile's Certificate of Incorporation and Bylaws, each as amended from time to time, i3 Mobile shall indemnify Leventhal to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and attorney's fees) actually and reasonably incurred or paid by Leventhal on a when- and as-incurred basis in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by Leventhal of services for, or the acting by Leventhal as a director, officer, or employee of, i3 Mobile, or any other person or enterprise at i3 Mobile's request if Leventhal acted in good faith and in a manner she reasonably believed to be in or not opposed to the best interests of i3 Mobile, and, with respect to any criminal action or proceeding, had no reasonable cause to believe her conduct was unlawful. i3 Mobile shall use its best efforts to obtain and maintain in full force and effect during the Term directors' and officers' liability insurance policies providing full and adequate protection to Leventhal for her capacity, provided that the Board of Directors of i3 Mobile shall have no obligation to purchase such insurance if, in its opinion, coverage is available only on unreasonable terms. Leventhal agrees that, if it is finally judicially determined or finally determined by an arbitrator that she is not or was not entitled to any amounts paid on her behalf or for which she has been reimbursed under this third paragraph of this Section 3 by virtue of having failed to have met the standards set forth in the first sentence of this third paragraph of this section 3, Leventhal shall promptly reimburse i3 Mobile for such amounts.

4.  Place of Performance

In connection with her employment by i3 Mobile, Leventhal shall be based at the principal executive offices of i3 Mobile which shall be in the New York Metropolitan area.

5.  Compensation

(a) Base Salary. i3 Mobile shall pay Leventhal a base salary (the "Base Salary") at a rate of not less than $200,000 per annum, payable in equal semi-monthly installments during the Term. The President and Chief Executive Officer of i3 Mobile at least annually will review the Base Salary and other compensation during the Term with a view to increase thereof based upon then prevailing industry salary scales for equivalently valued businesses for the Senior Vice President, Marketing position, Leventhal's performance, the performance of i3 Mobile, inflation and other relevant factors.

(b) Out-of-Pocket Expenses. i3 Mobile shall promptly pay to Leventhal the reasonable expenses incurred by her in the performance of her duties hereunder,

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including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Leventhal, shall promptly reimburse her for such payment, provided that Leventhal properly accounts therefore in accordance with i3 Mobile's policy. i3 Mobile shall provide Leventhal with a corporate credit card to be used with respect to the foregoing expenses.

(c) Participation in Benefit Plans. Leventhal shall be eligible to participate in the current i3 Mobile health, accident, life and disability insurance, pension, profit sharing, stock option, stock purchase plans or arrangements. Leventhal shall also be entitled to participate in any other employee benefit plan or arrangement made available in the future by i3 Mobile to its executives and key management employees.

(d) Vacation. Leventhal shall be entitled to paid vacation days in each calendar year determined by i3 Mobile from time to time, in accordance with i3 Mobile's standard vacation policy, prorated in any calendar year during which Leventhal is employed hereunder for less than an entire year in accordance with the number of days in such year during which she is so employed. Leventhal shall also be entitled to all paid holidays given by i3 Mobile to its executives and key management employees

(e) Incentive Compensation. i3 Mobile shall pay Leventhal a performance bonus (the "Performance Bonus") which shall be determined by the President and Chief Executive Officer of i3 Mobile, in addition to and separate from her Base Salary and subject to the achievement of certain mutually agreed upon performance goals, in an amount up to $100,000, prorated for partial years of service.

(f) Automobile. i3 Mobile shall provide Leventhal with exclusive use of an automobile for business purposes during the Term. i3 Mobile shall pay the cost of the monthly lease for this automobile which amount shall not exceed $500 per month. Leventhal shall be responsible for all other automobile related expenses including, without limitation, insurance, gasoline, scheduled maintenance and repairs.

(g) Stock Options. i3 Mobile shall grant to Leventhal stock options C'Options'9 under its 2000 Stock Incentive Plan, as amended, to acquire 155,000 shares of i3 Mobile's Common Stock at an exercise price equal to the per share closing price of i3 Mobile's common shares as reported by the NASDAQ National Exchange on the trading date immediately prior to Leventhal's start date, The Options shall vest as follows: thirty eight thousand three hundred and thirty-three (38,333) shall vest on the twelve month anniversary of the date hereof, fifty eight thousand three hundred and thirty-three (58,333) shall vest on the twenty-four month anniversary of the date hereof and fifty eight thousand three hundred and thirty-four (58,334) shall veston the thirty-six month anniversary of the date hereof as reflected on a separate Incentive Stock Option Grant Agreement.

6.  Termination

Leventhal's employment hereunder shall be terminated upon Leventhal's death and may be terminated as follows:

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(a) By i3 Mobile for "Cause." For purposes of this Agreement, a termination for
Cause shall occur if Leventhal has (i) willfully failed to comply with any of the material terms of this Agreement, (ii) willfully and repeatedly failed to perform her duties hereunder, (iii) engaged in gross misconduct materially injurious to i3 Mobile or (iv) been convicted of, or pleaded nolo contendere to, a felony or a crime of moral turpitude; provided, however, that Leventhal shall receive thirty (30) days' advance written notice that the Board intends to meet to consider Leventhal's termination for Cause and specifying the actions constituting Cause, Leventhal shall not have cured the actions constituting Cause during such thirty (30) day period and Leventhal shall be given a reasonable opportunity to be heard by the Board on the issue prior to the Board's vote on the matter.

(b) By i3 Mobile due to Leventhal's "Disability." For purposes of this Agreement, a termination for Disability shall occur (i) upon the thirtieth
(30th) day after i3 Mobile has provided a written termination notice to Leventhal supported by a written statement from a reputable independent physician to the effect that Leventhal shall have become so incapacitated as to be unable to resume, within the ensuing twelve (12) months, her employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by i3 Mobile after Leventhal has been unable to substantially perform her duties hereunder for six (6) consecutive months or for nine (9) months in any twelve (12) month period (exclusive of any vacation permitted under Section 5(f) hereof) by reason of any physical or mental illness. For purposes of this Section 6(b), Leventhal agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by i3 Mobile.

(c) By Leventhal for "Good Reason upon Change in Control." For purposes of this Agreement, "Good Reason" shall mean any of the following that occurs coincident with or following a Change in Control, if not cured and corrected by i3 Mobile or its successor within ten business days after written notice thereof by Leventhal to i3 Mobile or its successor: (i) any change in Leventhal's title or position that constitutes a material diminution in authority as compared to the authority of Leventhal's title or position immediately prior to the occurrence of the Change in Control; (ii) any material reduction in Leventhal's annual base salary as in effect on the effective date of the Change in Control; (iii) the relocation of the principal executive offices of i3 Mobile in excess of fifty
(50) miles from their present location not consented to by Leventhal, or (iv) a substantial diminution in the Leventhal's duties and responsibilities (other than a change due to Leventhal's Total and Permanent Disability or as an accommodation under the Americans With Disabilities Act); provided, however, that no diminution of title, position, duties or responsibilities shall be deemed to occur solely because i3 Mobile becomes a subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving Leventhal. "Change in Control" means: (i) the effective date of any merger, share exchange, consolidation or other reorganization or business combination of i3 Mobile if immediately after such transaction either (A) persons who were directors of i3 Mobile immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the outstanding voting securities entitled to vote

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generally in the election of directors of the surviving entity are not persons who held a majority of the voting capital stock of i3 Mobile immediately prior to such transaction; (ii) the closing of a sale or conveyance of all or substantially all of the assets of i3 Mobile; (iii) an acquisition (other than from i3 Mobile) in a transaction or a series of related transactions by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding for this purpose, (A) i3 Mobile or its subsidiaries, (B) any employee benefit plan of i3 Mobile or its subsidiaries which acquires beneficial ownership of voting securities of i3 Mobile, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of i3 Mobile in substantially the same proportions as their ownership of the then outstanding voting securities of i3 Mobile entitled to vote generally in the election of directors) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 500/c or more of either the then outstanding shares of common stock or the combined voting power of i3 Mobile's then outstanding voting securities entitled to vote generally in the election of directors; (iv) individuals who were the Board's nominees for election as directors immediately prior to a meeting of the stockholders of i3 Mobile involving an actual or threatened election contest relating to the election of the directors of i3 Mobile, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, cease to constitute a majority of the Board following the election; or (v) the dissolution or liquidation of i3 Mobile.

(d) By Leventhal for "Change of CEO." For purposes of this Agreement, a "Change of CEO" shall occur only if the Board of Directors of i3 Mobile unilaterally relieves John A. Lack of his duties as CEO of i3 Mobile. Leventhal shall have ten (10) days from the effective date of the aforesaid action to exercise her right to terminate under this Section 6(d). This provision shall not apply in the event John A. Lack either voluntary resigns his position or is terminated for Cause. This provision shall apply to no CEO of i3 Mobile other than John A. Lack.

7.  Compensation upon Termination

(a) In the event of the termination of Leventhal's employment as a result of Leventhal's death, i3 Mobile shall (i) pay to Leventhal's estate her Base Salary through the date of her death and (ii) for twelve (12) months following her death (as if such termination had not occurred) provide continuation coverage to the members of Leventhal's family under all major medical and other health, accident, life or other disability plans and programs in which such family members participated immediately prior to her death.

(b) In the event of the termination of Leventhal's employment by i3 Mobile for Cause or by Leventhal other than for Good Reason upon Change in Control, i3 Mobile shall pay to Leventhal her Base Salary through the date of her termination, and Leventhal shall have no further entitlement to any other compensation or benefits from i3 Mobile.

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(c) In the event of the termination of Leventhal's employment by i3 Mobile due to Disability, i3 Mobile shall pay to Leventhal her Base Salary and through the date of her termination. In addition, for twelve (12) months following any such termination, i3 Mobile shall (i) continue to pay Leventhal the Base Salary in effect at the time of such termination less the amount, if any, then payable to Leventhal under any disability benefits of i3 Mobile and (ii) provide Leventhal continuation coverage under all major medical and other health, accident, life or other disability plans and programs in which Leventhal participated immediately prior to such termination.

(d) In the event that Leventhal's employment is terminated (i) by i3 Mobile other than (A) as a result of Leventhal's death or (B) for reasons specified in
Section 6(a) or (b) or (ii) by Leventhal for Good Reason upon Change in Control or upon Change of CEO, i3 Mobile shall continue to pay Leventhal (1) if Leventhal's employment is terminated before the six (6) month anniversary of her start date Base Salary for six (6) months following any such termination or (2) if Leventhal's employment is terminated on or after the six (6) month anniversary of her start date her Base Salary for twelve (12) months following any such termination and, in either case, Leventhal continuation coverage under all major medical and other health, accident, life or other disability plans or programs in which Leventhal participated immediately prior to such termination and continue all automobile lease payments specified in Section 5(f) for the same period. Notwithstanding the foregoing, the amounts otherwise payable to Leventhal pursuant to this Section 7(d) shall be subject to reduction (but not below zero) to the extent determined necessary by i3 Mobile to prevent any payments or benefits to or for the benefit of Leventhal (whether pursuant to this Agreement or any other plan, arrangement or agreement) from being treated as a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended. In the event that Leventhal's employment is terminated by Leventhal for Good Reason upon Change in Control, all stock options and other equity incentive awards granted to Leventhal by i3 Mobile shall immediately fully vest on an accelerated basis and be exercisable for a 30-day period following the occurrence of the event comprising Good Reason upon Change in Control.

(e) If Leventhal disputes the termination of her employment by i3 Mobile pursuant to Section 6(a) or 6(b) herein and such dispute results in a final determination to the effect that i3 Mobile did not have a proper basis for such termination, i3 Mobile shall promptly pay to Leventhal all payments Leventhal would have been entitled to receive had her employment hereunder had not been improperly terminated; provided, however, that any payments or benefits under this Section 7(e) shall be reduced by the amount of any payments or benefits provided under any other provision of Section 7 hereof.

(f) The continuation coverage under any major medical and other health, accident, life or other disability plans and programs for the periods provided in Section 7(a), 7(c) and 7(d) shall be provided (i) at the expense of i3 Mobile and (ii) in satisfaction of i3 Mobile's obligation under Section 4980B of the Internal Revenue Code (and any similar state law) with respect to the period of time such benefits are continued hereunder.

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(g) This Section 7 sets forth the only obligations of i3 Mobile with respect to the termination of Leventhal's employment with i3 Mobile, and Leventhal acknowledges that, upon the termination of her employment, she shall not be entitled to any payments or benefits which are not explicitly provided herein,

8.  Covenant Regarding Inventions and Copyrights

Leventhal shall disclose promptly to i3 Mobile any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by him, either alone or in conjunction with others, during the Term and related to the business or activities of i3 Mobile and she assigns all of her interest therein to i3 Mobile or its nominee; whenever requested to do so by i3 Mobile, Leventhal shall execute any and all applications, assignments or other instruments which i3 Mobile shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect i3 Mobile's interest therein. These obligations shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by Leventhal during the Term and shall be binding upon Leventhal's assigns, executors, administrators and other legal representatives.

9.  Protection of Confidential Information

Leventhal acknowledges that she has been and will be provided with information about, and her employment by i3 Mobile will, throughout the Term, bring him into close contact with, many confidential affairs of i3 Mobile and its subsidiaries, including proprietary information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public, all of which are highly confidential and proprietary and all of which were developed by i3 Mobile at great effort and expense. Leventhal further acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, that the business of i3 Mobile will be conducted throughout the world (the "Territory"), that its services will be marketed throughout the Territory, that i3 Mobile competes and will compete in all of its business activities with other organizations which are located in any part of the Territory and that the nature of the relationship of Leventhal with i3 Mobile is such that Leventhal is capable of competing with i3 Mobile from nearly any location in the Territory. In recognition of the foregoing, Leventhal covenants and agrees during the Term and for a period of five (5) years thereafter:

(i) That she will keep secret all confidential matters of i3 Mobile and not disclose them to anyone outside of i3 Mobile, either during or after the Term, except with i3 Mobile's prior written consent or, if during the Term, in the performance of her duties hereunder, Leventhal makes a good faith determination that it is the best interest of i3 Mobile and to disclose such matters;

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(ii)  That she will not make use of any such confidential matters for her own purposes or the benefit of anyone other than i3 Mobile; and

(iii) That she will deliver promptly to i3 Mobile on termination of this Agreement, or at any time i3 Mobile may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of i3 Mobile, which she may then possess or have under her control.

10.   Restriction on Competition, Interference and Solicitation

In recognition of the considerations described in Section 9 hereof, Leventhal covenants and agrees that, during the Term and for a period of one (1) year or such longer period of time during which Leventhal is continuing to receive compensation from i3 Mobile after such termination, Leventhal will not, directly or indirectly, (A) enter into the employ of, or render any services to, any person, firm or corporation engaged in any business directly competitive with the business of i3 Mobile in any part of the Territory in which i3 Mobile is actively engaged in business on the date of termination; (8) engage in any such business for her own account; (C) become interested in any such business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, francheree or in any other relationship or capacity; or (D) interfere with i3 Mobile's relationship with, or endeavor to employ or entice away from i3 Mobile any person, firm, corporation, governmental entity or other business organization who or which is or was an employee, customer or supplier of, or maintained a business relationship with, i3 Mobile at any time (whether before or after the Term), or which i3 Mobile has solicited or prepared to solicit; provided, however, that the provisions of clause (A) shall not be deemed to preclude Leventhal from engagement by a corporation some of the activities of which are competitive with the business of i3 Mobile if Leventhal's engagement does not relate, directly or indirectly, to such competitive business, and nothing contained in this Section 10 shall be deemed to prohibit Leventhal from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of i3 Mobile so long as such securities do not, in the aggregate, constitute more than five percent (50/0) of any class or series of outstanding securities of such corporation.

11.   Specific Remedies

For purposes of Sections 8, 9 and 10 of this Agreement, references to i3 Mobile shall include all current and future majority-owned subsidiaries of i3 Mobile and all current and future joint ventures in which i3 Mobile may from time to time be involved. It is understood by Leventhal and i3 Mobile that the covenants contained in this Section 11 and in Sections 8, 9 and 10 hereof are essential elements of this Agreement and that, but for the agreement of Leventhal to comply with such covenants, i3 Mobile would not have agreed to enter into this Agreement. i3 Mobile and Leventhal have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by i3 Mobile and all interests of i3 Mobile. Leventhal agrees that

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the covenants of Sections 8, 9 or 10 hereof are reasonable and valid. If
Leventhal commits a breach of any of the provisions of Sections 8, 9 or 10 hereof, such breach shall be deemed to be grounds for termination for Cause. In addition, Leventhal acknowledges that i3 Mobile may have no adequate remedy at law if she violates any of the terms hereof. Leventhal therefore understands and agrees that i3 Mobile shall have (i) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to i3 Mobile and that money damages will not provide an adequate remedy to i3 Mobile, and (ii) the right to require Leventhal to account for and pay over to i3 Mobile all compensation, profits, monies, accruals, increments and other benefits (collectively "Benefits") derived or received by Leventhal as a result of any transaction constituting a breach of any of the provisions of Sections 8, 9 or 10 and Leventhal hereby agrees to account for and pay over such Benefits to i3 Mobile.

12. Independence, Severability and Non-Exclusivity

Each of the rights enumerated in Sections 8, 9 or 10 hereof and the remedies enumerated in Section 11 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to i3 Mobile at law or in equity. If any of the covenants contained in Sections 8, 9 or 10, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or right or remedies which shall be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Section 8, 9 or 10 and the remedies enumerated in Section 11 upon the federal and state courts of Connecticut sitting in Fairfield County. If any of the covenants contained in Sections 8, 9 or 10 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall be the power to reduce the duration and/or area of such provision and in its reduced from said provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect i3 Mobile's right to the relief provided in Section 11 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

13. Disputes

If i3 Mobile or Leventhal shall dispute any termination of Leventhal's employment hereunder or if a dispute concerning any payment hereunder shall exist:

(a) either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel binding, enforceable and non-appealable arbitration of the dispute in the City of New York under the rules of the American Arbitration Association by giving written notice of arbitration to the other party

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within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; and

(b) if such dispute (whether or not submitted to arbitration pursuant to Section 13(a) hereof) results in a determination that (i) i3 Mobile did not have the right to terminate Leventhal's employment under the provisions of this Agreement or (ii) the position taken by Leventhal concerning payments to Leventhal is correct, i3 Mobile shall promptly pay, or if theretofore paid by Leventhal, shall promptly reimburse Leventhal for, all costs and expenses (including reasonable attorneys' fees) reasonably incurred by Leventhal in connection with such dispute.

14. Successors; Binding Agreement

In the event of a future disposition by i3 Mobile (whether direct or indirect), by sale of assets or stock, merger, consolidation or otherwise of all or substantially all of its business and/or assets in a transaction to which Leventhal consents, i3 Mobile will require any successor, by agreement in form and substance satisfactory to Leventhal, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that i3 Mobile would be required to perform if no such disposition had taken place. This Agreement and all rights of Leventhal hereunder shall inure to the benefit of, and be enforceable by, Leventhal's personal or legal representatives, executors, administrators, administrators cta, successors, heirs, distributees, devisees and legatees. If Leventhal should die while any amount would still be payable to him hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Leventhal's estate.

15. Notices

All notices, consents and other communications required or permitted to be given by any party hereunder shall be in writing (including telecopy or other similar writing) and shall be given be personal delivery, certified or registered mail, postage prepaid, or telecopy (or other similar writing) as follows:

To i3 Mobile:                       181 Harbor Drive
                                    Stamford, CT 06902
                                    Attn: President and Chief Executive Officer
                                    Telecopy: (203) 428-3204

To Leventhal:                       1373 Garden Road
                                    Weston, Florida 33326

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to

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have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

16.  Modifications and Waivers

No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the President and Chief Executive Officer or Board of Directors of i3 Mobile and is agreed to in writing and signed by Leventhal. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17.  Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

18.  Law Governing

Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without giving effect to the principles of conflicts of law).

19.  Invalidity

Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect,

20.  Headings

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

                           i3 MOBILE, INC.

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                           By: /s/  John A. Lack
                               -------------------------------------------------
                               John A. Lack
                               President and Chief Executive Officer

                               /s/  Shari Leventhal
                               -------------------------------------------------
                               Shari Leventhal

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